SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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IMAGISTICS INTERNATIONAL INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 14, 2003

Dear Fellow Stockholder:

We will hold our 2003 annual meeting of stockholders at 9:00 a.m. on Tuesday, May 13, 2003 at the Trumbull Marriott Hotel, 180 Hawley Lane, Trumbull, Connecticut.

The Notice of Annual Meeting, Proxy Statement and proxy card accompanying this letter describe in detail the matters to be acted upon at the meeting.

It is important that your shares be represented at the meeting. Whether or not you plan to attend, please sign, date and return your proxy card in the enclosed envelope as soon as possible. Stockholders of record also have the option of voting by telephone or internet, as described on the proxy card.

We look forward to seeing you at the meeting.

Sincerely yours,

Marc C. Breslawsky

Chairman and Chief Executive Officer

IMAGISTICS INTERNATIONAL INC.

NOTICE OF ANNUAL MEETING

The annual meeting of stockholders of Imagistics International Inc. will be held on May 13, 2003, at 9:00 a.m. at the Trumbull Marriott Hotel, 180 Hawley Lane, Trumbull, Connecticut.

The items of business at the annual meeting are:

1.	Election of two directors.

2.	Appointment of independent accountants for 2003.

3.	Such other matters as may properly come before the meeting, including any continuation of the meeting caused by any adjournment, or any postponement of the meeting.

March 14, 2003 is the record date for the meeting.

This Proxy Statement and accompanying proxy card are being distributed on or about April 15, 2003.

Mark S. Flynn

Secretary

IMAGISTICS INTERNATIONAL INC.

100 Oakview Drive

Trumbull, CT 06611

PROXY STATEMENT

The Annual Meeting and Voting

Our Board of Directors is soliciting proxies to be used at the annual meeting of stockholders to be held on May 13, 2003, or at any adjournment of the meeting. This proxy statement contains information about the items being voted on at the annual meeting.

Who is entitled to vote?

Record stockholders of Imagistics common stock at the close of business on March 14, 2003 (the record date) can vote at the meeting. As of the record date, 17,451,117 shares of Imagistics common stock were issued and outstanding. Each stockholder has one vote for each share of common stock owned as of the record date.

How do I vote?

You may choose one of three methods. You may vote on-line via the internet. If you have access to the internet, we encourage you to vote at the following Web address: www.eproxyvote.com/IGI. You may instead vote by telephone (1-877-779-8683) or by completing and mailing the enclosed proxy card.

May I change my vote?

You may revoke your proxy at any time before it is voted at the meeting in several ways. You may send in a revised proxy dated later than the first; or you may vote in person at the meeting; or you may notify our Secretary in writing prior to the meeting that you have revoked your proxy.

What constitutes a quorum?

The holders of a majority in voting power of the outstanding shares entitled to vote at the meeting, present in person or represented by proxy, constitute a quorum. If you vote by computer, telephone or proxy card, you will be considered part of the quorum. Abstentions and votes withheld from director nominees are included in the count to determine a quorum. If a quorum is present, director candidates receiving the affirmative vote of holders of a majority of the total voting power of all outstanding voting stock which is present in person or represented by proxy will be elected. Proposal 2 will be approved if a quorum is present and the vote of holders of a majority of the total voting power of all outstanding voting stock which is present in person or represented by proxy is cast in favor of the proposal.

What is the effect of broker non-votes?

Under New York Stock Exchange rules, if your broker holds your shares in its “street” name, the broker may under certain circumstances vote your shares on the agenda items even if it does not receive instructions from you. If your broker does not vote on one or more agenda items, the broker non-votes would have the effect of a vote cast against these items.

How do employees with shares in the 401(k) plan vote by proxy?

If you are a stockholder of record and participate in the company’s employee 401(k) plan, you will receive a proxy card with instructions on the different ways available to you to vote your shares. Shares held in the company’s 401(k) plan are voted by the plan trustee in accordance with voting instructions received from plan participants using the enclosed proxy card. The plan authorizes our employee benefits committee to direct the trustee to vote shares for which no instructions are received.

Who will count the votes?

EquiServe Trust Company, N.A. will tabulate the votes and act as inspector of election.

Stockholder proposals for 2004 annual meeting

If a stockholder wants to submit a proposal for inclusion in the company’s proxy material for the 2004 annual meeting, it must be received by our Secretary by December 16, 2003. Also, under our Bylaws, a stockholder can present other business at the 2004 annual meeting, including the nomination of candidates for director, only if written notice of the business or candidates is received by our Secretary between February 13, 2004 and March 14, 2004. There are other procedural requirements in the Bylaws pertaining to stockholder proposals and director nominations. Any stockholder may obtain a copy of the Bylaws without charge by writing to our Secretary.

Which stockholders own at least 5% of Imagistics?

The only persons or groups known to the company to be beneficial owners of more than five percent of the company’s common stock are reflected in the chart below. The following information is based solely upon Schedules 13G respectively filed with the Securities and Exchange Commission by the entities shown as of the respective dates appearing below.

Name and Address of Beneficial Owners	Amount and Nature of Beneficial Ownership		Percent of Class
Neuberger Berman, Inc.	1,704,008	(a)	9.8%
605 Third Avenue New York, NY 10158

Fidelity Management & Research Company	1,389,697	(b)	8.0%
82 Devonshire Street Boston, MA 02109

Capital Research and Management Company	1,001,100	(c)	5.7%
333 South Hope Street Los Angeles, CA 90071

Barclays Global Investors, NA	965,199	(d)	5.5%
45 Fremont Street San Francisco, CA 94105

Witmer Asset Management	944,800	(e)	5.4%
Charles H. Witmer Meryl B. Witmer 237 Park Avenue, Suite 800 New York, NY 10017

(a)	Neuberger Berman, Inc. and its affiliate Neuberger Berman, LLC have shared dispositive power as to such shares. Neuberger Berman, Inc. and Neuberger Berman, LLC disclaim beneficial ownership of 72,472 of such shares, which are owned by employees of affiliates of Neuberger Berman, Inc. In addition, as to 1,225,768 of such shares, Neuberger Berman, Inc. and Neuberger Berman, LLC have sole voting power. Additional information may be obtained from the Schedule 13G Amendment No. 1 filed by Neuberger Berman, Inc. and certain of its affiliates on February 13, 2003.

(b)	Based upon information provided in a Schedule 13G filed by Fidelity Management & Research Company and its affiliates on February 13, 2003. Fidelity Management & Research Company and its affiliates have sole dispositive power with respect to such shares. FMR Corp. has sole voting power with respect to 157 of the indicated shares. The remaining shares are voted directly by the applicable Fidelity funds in accordance with written guidelines established by their boards of trustees.

(c)	Based upon information provided in a Schedule 13G Amendment No. 1 filed by Capital Research and Management Company on February 13, 2003. Capital Research and Management Company, an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, has sole dispositive power with respect to these shares. Its affiliate Smallcap World Fund, Inc. has sole voting power over these shares.

(d)	Based upon information provided in a Schedule 13G filed by Barclays Global Investors, NA and its affiliates on February 13, 2003. Barclays Global Investors, NA, Barclays Global Fund Advisors and Barclays Global Investors, Ltd. have both sole voting and dispositive power with respect to 677,586, 284,278 and 3,335 shares, respectively.

(e)	Based upon information provided in Schedule 13G Amendment No. 4 filed by each of the named persons on February 18, 2003. Witmer Asset Management, Charles H. Witmer and Meryl B. Witmer have sole voting and dispositive power with respect to 0, 20,000 and 10,900 shares, respectively, and shared voting and dispositive power with respect to 911,100, 913,900 and 913,900 shares, respectively. Witmer Asset Management indicates beneficial ownership of only 911,100 of the indicated share total.

How much stock is owned by directors and executive officers?

The following table shows beneficial ownership of Imagistics common stock by directors and executive officers as of March 14, 2003. The five named executive officers are the Chief Executive Officer and the four officers who were the highest paid in 2002.

Name of Beneficial Owner	Shares Deemed to be Beneficially Owned (a)(b)		Options Exercisable Within 60 Days (c)	Percent of Class
Marc C. Breslawsky	225,382		207,757	2.5%
Thelma R. Albright	4,000		—	*
T. Kevin Dunnigan	4,000		—	*
Ira D. Hall	4,000		—	*
Craig R. Smith	4,000		—	*
James A. Thomas	4,000		—	*
Christine B. Allen	7,000		8,334	*
Mark S. Flynn	7,000		8,334	*
Nathaniel M. Gifford	7,197		11,429	*
Joseph D. Skrzypczak	64,129		41,000	*
All executive officers and directors as a group (15)	363,190	(d)	319,318	3.8%

*	Less than one percent of the class

(a)	The holdings shown for Ms. Albright and Messrs. Dunnigan, Hall, Smith and Thomas include 3,333 shares of restricted common stock. The holdings shown for Mr. Breslawsky, Ms. Allen, and Messrs. Flynn, Gifford, and Skrzypczak include 213,000, 7,000, 7,000, 7,000 and 61,000 shares of restricted common stock, respectively.

(b)	Includes shares that are held indirectly through the Imagistics 401(k) Plan and the Pitney Bowes 401(k) Plus Plan.

(c)	The director or executive officer has the right to acquire beneficial ownership of this number of shares within 60 days of the record date for the annual meeting (March 14, 2003) by exercising outstanding stock options.

(d)	Includes 344,365 shares of restricted common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors and persons who are considered “officers” of the company for purposes of Section 16(a) of the Securities Exchange Act of 1934 and greater than ten percent stockholders (referred to as reporting persons) are required to file reports with the Securities and Exchange Commission showing their holdings of and transactions in the company’s securities. It is generally the practice of the company to file the forms on behalf of its reporting persons who are directors or officers. The company believes that all such forms have been timely filed for 2002.

Stock Performance Graph

The following graph shows the cumulative total stockholder return on Imagistics common stock since the beginning of “regular way” trading in Imagistics common stock on December 3, 2001 upon the spin-off of the company from Pitney Bowes Inc., compared with the returns of the Standard & Poor’s (S&P) SmallCap 600 Index, and a peer group consisting of Canon Inc. (ADR), Danka Business Systems PLC (ADR), Global Imaging Systems, Inc., Hewlett Packard Company, Ikon Office Solutions, Inc., Lexmark International, Inc., Pitney Bowes Inc. and Xerox Corporation.

Imagistics International Inc.

Comparison of Cumulative Total Return

vs. S&P Small Cap 600 Index

and the Peer Group

	12/3/2001	12/31/2001	12/31/2002
IMAGISTICS .	$100	$98.80	$160.00
S&P SMALLCAP 600 INDEX .	$100	$106.77	$91.15
PEER GROUP	$100	$100.41	$93.68

The comparison assumes the investment of $100 on December 3, 2001 in Imagistics common stock, the S&P SmallCap 600 Index and the Peer Group common stock, and reinvestment of dividends. The returns of each company have been weighted annually for their respective stock market capitalizations in computing the S&P SmallCap 600 and Peer Group indices.

Proposal 1:

Election of Directors

The board of directors has six members. The board is divided into three classes whose terms of office end in successive years.

Ms. Albright and Mr. Hall were elected immediately prior to the spin-off to terms expiring in 2003. Mr. Dunnigan and Mr. Thomas were elected immediately prior to the spin-off to terms expiring in 2004. Mr. Breslawsky and Mr. Smith were elected at the 2002 annual meeting to terms expiring in 2005. Michael J. Critelli resigned from the board of directors effective September 30, 2002. In October 2002, the board, in accordance with the recommendation of the Governance Committee, consisting of three non-employee directors, reduced the number of directors comprising the full board to six.

The Governance Committee recommended to the board of directors, and the board approved, the nomination of Ms. Albright and Mr. Hall for election at this meeting to three-year terms expiring at the 2006 annual meeting.

Information about each nominee for director and each incumbent director, including the nominee’s or incumbent’s age, is set forth below. Unless otherwise indicated, each nominee or incumbent has held his or her present position for at least five years.

Should you choose not to vote for a nominee, you may list on the proxy the name of the nominee for whom you choose not to vote and mark your proxy under Proposal No. 1 for all other nominees, or vote your shares by telephone or computer as described on the proxy voting instruction card. Should any nominee become unable to accept nomination or election as a director (which is not now anticipated), the persons named in the enclosed proxy will vote for a substitute nominee as may be selected by the board of directors, unless the size of the board is reduced.

NOMINEES FOR ELECTION TO TERMS EXPIRING AT

THE 2006 ANNUAL MEETING

Name	Age	Year First Became Director	Principal Occupation During the Past Five Years
Thelma R. Albright	56	2001

President of the Carter Products Division of Carter-Wallace, Inc. from 1995 until her retirement in 2001. Formerly Executive Vice President of Marketing for the Carter Products Division of Carter-Wallace, Inc. from 1992-93. Mrs. Albright has held a variety of marketing and management positions for companies such as The Procter & Gamble Company, Cheesebrough-Pond’s, Inc., Richardson-Merrell, Inc., Marketing Corporation of America and Revlon, Inc. Mrs. Albright is a director of UIL Holdings Corporation.

Ira D. Hall	58	2001

President and Chief Executive Officer of Utendahl Capital Management, L.P. since November 2002. Treasurer of Texaco Inc. and head of Texaco Inc.’s Finance Department until his retirement from Texaco in 2001. Previously, Mr. Hall was General Manager of Alliance Management of Texaco Inc. Prior to joining Texaco Inc. in 1998, Mr. Hall held positions with IBM Corporation and was a Senior Vice President of the investment banking firm of L.F. Rothschild, Unterberg, Towbin, Inc. Mr. Hall is a director of Reynolds & Reynolds Company, TECO Energy, Inc. and Publishers Clearing House.

INCUMBENT DIRECTORS WHOSE TERMS EXPIRE AT

THE 2004 ANNUAL MEETING

Name	Age	Year First Became Director	Principal Occupation During the Past Five Years
T. Kevin Dunnigan	65	2001

Chairman of the board of directors and Chief Executive Officer of Thomas & Betts Corporation. Mr. Dunnigan began his career with Thomas & Betts in 1962 and became President and Chief Operating Officer of the parent company in 1980. He was named Chief Executive Officer in 1985. In 1992, Mr. Dunnigan was elected Chairman of the board of directors of Thomas & Betts. In 1997, he retired from active management. Mr. Dunnigan returned to active management in 2000 and was also President until January 1, 2003. Mr. Dunnigan is also a director of C.R. Bard, Inc., Pro Mach, Inc. and the John Deere Company.

James A. Thomas	64	2001

Associate Dean of Yale Law School, a position he has held since 1970. Mr. Thomas also held the position of Master of Saybrook College, Yale University from 1990 to 1996. Prior to his employment at Yale, Mr. Thomas served as Assistant Counsel for the Subcommittee on Administrative Practice & Procedures, U.S. Senate Judiciary Committee, as a Liaison Officer for the Equal Employment Opportunity Commission and an attorney with the U.S. Department of Justice. Mr. Thomas is also the Chairman of the board of trustees of Peoples Bank Holding Company and a director of Peoples Bank, Sea Research Foundation, Inc., Yale-New Haven Hospital and UIL Holdings Corporation.

INCUMBENT DIRECTORS WHOSE TERMS EXPIRE AT

THE 2005 ANNUAL MEETING

Name	Age	Year First Became Director	Principal Occupation During the Past Five Years
Marc C. Breslawsky	60	2001

Chairman and Chief Executive Officer of Imagistics since February 2001. In connection with the spin-off, Mr. Breslawsky was elected to our board of directors as Chairman. From 1996 to 2001, President and Chief Operating Officer of Pitney Bowes. From 1994 to 1996, Vice Chairman of Pitney Bowes. Mr. Breslawsky is a director of C. R. Bard, Inc., The Pittston Company, Cytyc Corporation, and UIL Holdings Corporation.

Craig R. Smith	51	2002

President and Chief Operating Officer of Owens & Minor, Inc. Mr. Smith joined Owens & Minor in 1989 and served as Executive Vice President and Chief Operating Officer from 1995 until his promotion to President and Chief Operating Officer in 1999.

The board of directors recommends that stockholders vote FOR the nominees described in proposal 1.

Committees of the Board of Directors

The board met six times in 2002. Each director attended at least 75 percent of the total number of board meetings and meetings held by the board committees on which he or she served during 2002.

Members of the board serve on one or more of the three committees described below, except for directors who are also employees of the company, who do not serve on board committees.

The Audit Committee, which met four times in 2002, monitors our financial reporting standards and practices and our internal financial controls to ensure compliance with the policies and objectives established by the board of directors. The committee recommends to the board for stockholder approval an independent accounting firm to conduct the annual audit, and discusses with our independent accountants the scope of their examinations, with particular attention to areas where either the committee or the independent accountants believe special emphasis should be directed. The committee reviews the quarterly and annual financial statements and the annual independent accountants’ report, invites the accountants’ recommendations on internal controls and on other matters, and reviews the evaluation given and corrective action taken by management. It reviews the independence of the accountants and pre-approves audit and permissible non-audit services and fees. It also reviews our internal accounting controls and the scope and results of our internal auditing activities, and submits reports and proposals on these matters to the board. Members are Ira D. Hall (Chair), Thelma R. Albright, Craig R. Smith and James A. Thomas.

The Executive Compensation and Development Committee, which met three times in 2002, oversees our executive compensation program, including establishing our executive compensation policies and annually reviewing all components of compensation to ensure that our objectives are appropriately achieved. The committee is also responsible for certain administrative aspects of our compensation plans and stock plans, and approves or recommends changes in these plans. It also approves performance targets and grants under our incentive plans and our stock plan. The committee also reviews officers’ potential for growth, and, with the chief executive officer, will be responsible for succession planning and ensuring management continuity. Members are T. Kevin Dunnigan (Chair), Thelma R. Albright, and Ira D. Hall.

The Governance Committee, which met three times in 2002, recommends nominees for election to the board of directors and recommends membership and duties of the board committees. The committee also reviews and evaluates the effectiveness of corporate administration and our governing documents, and reviews and monitors our programs and policies relating to directors. Members are James A. Thomas (Chair), T. Kevin Dunnigan, and Craig R. Smith. Michael J. Critelli was a member of the Governance Committee until his resignation from the board of directors in September 2002.

Directors’ Compensation

Directors’ Fees.    Each director who is not also our employee receives an annual retainer of $24,000 per year plus a fee of $1,000 for each board and committee meeting attended. Committee chairs also receive an additional $500 for each committee meeting that they chair. Directors who are our employees receive no additional compensation for serving as a director. All directors are reimbursed for their out-of-pocket expenses incurred in attending board and committee meetings.

Directors’ Stock Plan.    Under the Directors’ Stock Plan, each of our non-employee directors received an award of 2,000 shares of our restricted stock on the date of their initial election to the board and will receive awards of 2,000 restricted shares on the date of each annual meeting. Each restricted stock award will vest in three equal annual installments commencing on the first anniversary of the award date. The restricted stock carries full voting and dividend rights but may not be assigned or transferred prior to vesting, except by will or the laws of descent and distribution.

In January 2002, upon the effective date of his election to the board of directors, Mr. Smith received a grant of 2,000 shares of restricted stock. On May 14, 2002, an aggregate of 12,000 restricted shares were awarded, with each of the six non-employee directors then serving receiving 2,000 shares of restricted common stock.

Executive Officer Compensation

The Executive Compensation and Development Committee, which is comprised of three independent (non-employee) directors, oversees the company’s executive compensation programs and establishes its executive compensation policies. The committee approves the total compensation opportunities for the Chief Executive Officer and the other executive officers, including the approval of the measures, goals and payout matrices under the company’s incentive plans. The committee reports on executive compensation to the full board of directors. (See “Report on Executive Compensation” below.)

Summary Compensation Table.    The following table (Table I) shows all compensation paid or granted, during or with respect to the 2002 fiscal year, and the two previous fiscal years, to the chief executive officer and to the four other highest paid executive officers for services rendered to the company and its subsidiaries during 2002. (Persons in this group are referred to herein individually as a “named executive officer” and collectively as the “named executive officers,” and, unless otherwise noted, the titles listed are the titles held as of the end of the 2002 fiscal year.) Base salary paid in 2001 includes amounts paid by Imagistics and amounts paid prior to the spin-off by Pitney Bowes. All amounts for 2000 reflect payments or grants made by Pitney Bowes.

TABLE I

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Comp.	Restricted Stock Awards ($)		Stock Options/ SARs (#)	Long-term Incentive Plan Payouts ($)			All Other Comp. ($)(a)
Marc C. Breslawsky Chairman and Chief Executive Officer	2002 2001 2000	$825,000 825,000 820,417	$825,000 748,890 525,000	(b) (b) (b)	$2,950,050 — —	(c)	426,000 77,809 375,000	$	— 1,215,278 806,250	(d)	$10,837 43,321 87,300

Joseph D. Skrzypczak (e) Chief Financial Officer	2002 2001 2000	370,100 355,542 —	307,930 320,270 —	(b) (b) —	844,850 — —	(c)	123,000 0 —		— — —		10,335 7,729 —

Nathaniel M. Gifford Vice President, Product Development and Marketing	2002 2001 2000	225,000 198,708 161,270	119,250 129,870 54,000	(b) (b) (b)	96,950 — —	(c)	25,000 3,766 13,200		— — —		6,093 8,500 8,226

Mark S. Flynn (f) Vice President, General Counsel and Secretary	2002 2001 2000	225,000 168,750 —	99,000 79,800 —	(b) (b) —	96,950 — —	(c)	25,000 0 —		— — —		9,815 3,542 —

Christine B. Allen (g) Chief Human Resources Officer	2002 2001 2000	197,051 — —	88,000 — —	(b) — —	96,950 — —	(c)	25,000 — —		— — —		7,046 — —

(a)	Amounts shown for 2002 include, for Messrs. Breslawsky, Skrzypczak, Gifford, Flynn and Ms. Allen, contributions to the Imagistics 401(k) Plan (a tax qualified plan under Internal Revenue Code section 401(k)) ($9,500, $10,000, $5,610, $9,500 and $6,667, respectively).
(b)	The amount of perquisites and other personal benefits is less than the lesser of $50,000 or 10% of the total salary and bonus reported.

(c)	Represents the value of 213,000, 61,000, 7,000, 7,000 and 7,000 shares of restricted Imagistics common stock issued to Messrs. Breslawsky, Skrzypczak, Gifford, and Flynn and Ms. Allen, respectively, which vest on January 8, 2005. Dollar values reflect the value of Imagistics common stock on the date of award. At December 31, 2002, Messrs. Breslawsky, Skrzypczak, Gifford, and Flynn and Ms. Allen held an aggregate of 213,000, 61,000, 7,000, 7,000 and 7,000 shares, respectively, of restricted Imagistics common stock which had an aggregate value (calculated by multiplying such amounts by $20.00, the closing price of Imagistics common stock on December 31, 2002) of $4,260,000, $1,220,000, $140,000, $140,000 and $140,000, respectively. Dividends, if any, are paid on restricted stock at the same rate as unrestricted Imagistics common stock.
(d)	The value shown for 2001 is the value of the payout by Pitney Bowes of cash incentive units (CIUs) granted during 1999. The payout was based on the magnitude of achievement against financial performance criteria over a three year period ended December 31, 2001. Outstanding Pitney Bowes CIUs were paid on a prorated basis based on service time with Pitney Bowes prior to the spin-off.
(e)	Mr. Skrzypczak began employment with Pitney Bowes on January 16, 2001.
(f)	Mr. Flynn began employment with Pitney Bowes on April 2, 2001.
(g)	Ms. Allen began employment with Imagistics on January 7, 2002.

Shown in Table II below is information regarding options granted by Imagistics in 2002 to the named executive officers.

TABLE II

STOCK OPTION GRANTS IN 2002

Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Period (a)	Exercise Price($) (b)	Expiration Date	Net Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (c)
					5% ($)	10% ($)
Marc C. Breslawsky	426,000	39.2%	$13.85	Jan. 7, 2012	$3,710,541	$9,403,240
Joseph D. Skrzypczak	123,000	11.3%	13.85	Jan. 7, 2012	1,071,353	2,715,020
Nathaniel M. Gifford	25,000	2.3%	13.85	Jan. 7, 2012	217,755	551,833
Mark S. Flynn	25,000	2.3%	13.85	Jan. 7, 2012	217,755	551,833
Christine B. Allen	25,000	2.3%	13.85	Jan. 7, 2012	217,755	551,833

(a)	Options to purchase a total of 1,086,400 shares of Imagistics common stock were granted to employees in 2002.

(b)	The exercise price for each option equals the market price of a share of Imagistics common stock on the date of grant. The options vest over a three-year period, with one-third vesting on the first anniversary of the date of grant, one-third vesting on the second anniversary of the date of grant and the remaining one-third vesting on the third anniversary of the date of grant.

(c)	The 5 and 10 percent growth rates, which are specified by the Securities and Exchange Commission, illustrate that the potential future value of the options to the named executive officers is linked directly to the future growth of the price of the company’s common stock. The 5 and 10 percent growth rates are intended for illustration only and are not intended to be predictive of future growth; the actual value, if any, that may be realized by any named executive officer will depend on the market price of the common stock on the date of exercise.

Shown in Table III below is information regarding the exercise of options in 2002 by the named executive officers and information regarding their total outstanding options as of December 31, 2002.

TABLE III

OPTIONS EXERCISED IN 2002 AND 2002 YEAR-END OPTION VALUES

	Shares Acquired on Exercise (#)	Net Value Realized ($)	Number of Unexercised Options at Fiscal Year-End (#)		Value of Unexercised in- the-Money Options at Fiscal Year-End($) (a)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Marc C. Breslawsky	1,413	$18,114	55,125	447,271	$491,974	$2,858,693
Joseph D. Skrzypczak	—	—	0	123,000	—	756,450
Nathaniel M. Gifford	188	2,703	2,605	25,973	23,204	163,863
Mark S. Flynn	—	—	0	25,000	—	153,750
Christine B. Allen	—	—	0	25,000	—	153,750

(a)	These values are based on $20.00 per share, the market price of a share of common stock as of December 31, 2002, net of exercise prices, which range from $4.5146 to $18.6162 per share. In all cases, the exercise price equaled the fair market value of a share at the date of grant or the options were derived from a Pitney Bowes stock option which had an exercise price equal to the market price of a share at the original date of grant.

Long-Term Incentive Grants.    Table IV, which follows, shows detailed information regarding long-term incentives (other than options) granted under the Key Employees’ Incentive Plan in 2002. Long-term incentives are contingent upon the attainment of one or more specified performance objectives. Specified payments, if any, under the terms of these incentives are paid only to the extent that the stated performance objectives are achieved. In 2002, a committee of the board of directors, consisting solely of non-employee directors, granted Cash Incentive Units (“CIUs”), as long-term incentives. CIUs represent a defeasible right to receive cash, the receipt and amount of which are contingent upon the extent to which specified performance objectives are attained during the related three-year period.

TABLE IV

2002 LONG-TERM INCENTIVE GRANTS

Name	Number of Cash Incentive Units (a)	Performance or Other Period Until Maturation or Payout (a)	Estimated Future Payouts
			Threshold ($)	Target ($)	Maximum ($)
Marc C. Breslawsky	625,000	December 31, 2004	$312,500	$625,000	$1,250,000
Joseph D. Skrzypczak	260,000	December 31, 2004	130,000	260,000	520,000
Nathaniel M. Gifford	50,000	December 31, 2004	25,000	50,000	100,000
Mark S. Flynn	50,000	December 31, 2004	25,000	50,000	100,000
Christine B. Allen	50,000	December 31, 2004	25,000	50,000	100,000

(a)	CIUs granted under the Key Employees’ Incentive Plan (“KEIP”) represent a defeasible right to receive cash payments if certain earnings per share performance criteria are achieved over the three-year period ending December 31, 2004. CIUs that will mature on December 31, 2004 will pay $0/CIU if the threshold performance levels are not met. The CIUs will have a value of $0.50 to $2.00 per unit if the threshold earnings per share performance criteria are met or exceeded, depending on the actual magnitude of achievement.

Executive Contracts and Severance

and Change of Control Arrangements

In January 2002, we entered into a three-year employment agreement with Marc C. Breslawsky pursuant to which Mr. Breslawsky serves as our Chief Executive Officer. Mr. Breslawsky’s agreement provides for an annual base salary of $825,000, and an annual incentive award target of 70% of his base salary and a maximum opportunity of 130% of base salary based upon the achievement of certain performance targets. Mr. Breslawsky’s agreement also provides for a target award of $625,000 and a maximum incentive award opportunity of $1,250,000 under the Imagistics Key Employee Incentive Plan (KEIP) if Imagistics meets certain performance targets for multi-year cycles.

In January 2002, we entered into a three-year employment agreement with Joseph D. Skrzypczak pursuant to which Mr. Skrzypczak serves as our Chief Financial Officer. Mr. Skrzypczak’s agreement provides for an annual base salary of $371,000 and an incentive award target opportunity of 55% of his annual base salary and a maximum annual incentive award opportunity of 110% of his annual base salary, subject to achievement of certain annual performance targets. Mr. Skrzypczak’s agreement also provides for a target award opportunity of $260,000 and a maximum award opportunity of $520,000 under the Imagistics KEIP, subject to achievement of certain performance targets for multi-year cycles.

In January 2002, we also entered into three-year employment agreements with Nathaniel M. Gifford, Mark S. Flynn, and Christine B. Allen. These agreements provide for an annual base salary of $225,000, $225,000, and $200,000 respectively, and an incentive award target opportunity of 35% of annual base salary and a maximum annual incentive award opportunity of 70% of annual base salary, subject to individual performance and achievement of certain annual performance targets. These agreements also provide for grants at the discretion of our board of directors under the Imagistics KEIP, subject to achievement of certain performance targets for multi-year cycles.

Messrs. Breslawsky, Skrzypczak and Flynn’s employment agreements replaced letter agreements that were entered into with Pitney Bowes prior to the spin-off. The employment agreements contain substantially identical economic terms to the letter agreements, except that Mr. Breslawsky’s employment agreement provides for target annual incentive and KEIP awards at levels that constituted minimum awards under his original letter agreement.

Each of the employment agreements described above also provide for severance benefits if the executive is terminated without cause or terminates his or her employment for good reason (as defined in the agreements). These benefits consist of: (i) continuation of base salary for a 12-month period (24 months in the case of Mr. Breslawsky), plus payment of the target annual bonus pro-rated for the portion of the current year during which he was actively employed (or a 24 month-period in the case of Mr. Breslawsky); (ii) the right to exercise each outstanding stock option for the ninety day period following the date of termination to the extent that the options would be, or become, vested and exercisable during the period; (iii) payment of certain restricted stock that would have vested within the ninety (90) day period following the date of termination; and (iv) the continuation for the 12-month period (24 months in the case of Mr. Breslawsky) of his or her savings, welfare and fringe benefit programs. In the event that termination takes place without cause or for good reason within two years following a change in control, the executive would instead be entitled to: (i) a lump sum amount equal to two times his or her annualized base salary (2.99 times in the case of Mr. Breslawsky), plus two times his or her full maximum annual bonus for the year in which the date of termination occurs (2.99 times in the case of Mr. Breslawsky); (ii) immediate vesting in, and the right to exercise, each outstanding stock option for the two-year period following the date of termination (2.99 years in the case of Mr. Breslawsky); (iii) immediate vesting and payment of certain restricted stock as of the date of termination; (iv) the continuation for a two- year period of his or her savings, welfare and fringe benefit programs (2.99 years in the case of Mr. Breslawsky); and (v) immediate vesting in any deferred compensation plans.

Report on Executive Compensation

Introduction

The Executive Compensation and Development Committee (the “Committee”), consisting of three independent directors, is responsible for the company’s executive compensation policies and programs. The Committee approves the total compensation opportunities for the chief executive officer and other key executives, including each of the named executive officers. For each of these key executives, the Committee approves annual base salary and the annual and long-term incentive award opportunities, including the applicable measures, goals, payout matrices and actual payouts under the Incentive Plan. Awards under the Incentive Plan may also be made to other employees determined by the Committee to be key employees. The Committee also awards restricted stock and stock option grants.

The four main objectives of the executive compensation program are:

(1)	To align compensation opportunities with stockholder interests;

(2)	To provide compensation that is competitive when compared to various markets in which the company competes for executive talent;

(3)	To divide total compensation between annual and long-term components with a significant long-term performance related component; and

(4)	To place a significant portion of compensation at risk subject to performance against objectives.

The Committee will recognize: individual performance and the performance of the company in addressing immediate financial and operational challenges; the company’s performance relative to the performance of other companies of comparable size, complexity and quality; and performance that supports both the short-term and long-term goals of the company. The Committee believes that the executive compensation program includes elements that, taken together, constitute an appropriate method of establishing total compensation for senior management given the circumstances applicable to the company.

Annual Compensation

Base Salary.    In general, the company aligns base pay for executives with the competitive market median for base pay. The pay review considers level of experience, individual performance compared with annually established financial and non-financial unit and individual objectives, and competitive market salary rates for similar positions.

Annual Incentive Compensation (“Annual Incentives”).    All key executives and other key employees are eligible for Annual Incentives for achieving challenging financial, leadership and operational objectives that are established at the beginning of each year. Annual Incentives are expressed as a percentage of base salary ranging from 0% to a pre-established maximum target award. Less than the target award is paid for performance falling between a threshold performance level and the target. The target award is paid for meeting the pre-established objectives and the maximum award is paid for exceptional performance. No amount is paid for performance that falls below threshold expectations. To determine Annual Incentive awards, the Committee performs a detailed review of the company’s, business unit’s and the individual executive’s performance for the year against objectives established at the beginning of the fiscal year.

Long-Term Incentives

The company utilizes two principal types of long-term incentives: Cash Incentive Units (“CIUs”) and stock awards. Stock awards may be in the form of stock options or restricted stock. The Committee uses these performance-driven components to link executive compensation to longer term internal company performance and to external market performance of the company’s stock price.

Cash Incentive Units.    CIUs are granted only to key executives selected for grants by the Committee. Their value is based on the achievement of pre-established financial objectives over a three-year period. Amounts are paid only to the extent that the pre-established performance objectives are achieved.

Stock Options.    Stock options are granted to key executives and other key employees with an exercise price equal to the market price of the stock on the date of grant. The potential future value of stock options is dependent solely upon the future increase in the price of the company’s stock. Stock option award levels are based on each executive’s position level and performance as well as the competitive level of option grants for comparably situated executives. Options have up to a ten-year exercise period, and typically become exercisable in installments during the first three years following their grant. In 2002, stock option and restricted stock grants to key executives, including the named executives, included grants advanced from 2003 and 2004 into 2002, and in 2003 a two-year option and restricted stock grant was made to an employee concurrently promoted to a key executive position. This provided senior management with a significant stake in the success of the company, success that it will be held accountable to drive. These executives will not be generally eligible to receive additional grants in 2003 and 2004. Beginning in 2005 they will be eligible to receive annual option grants.

Restricted Stock.    Annual grants of restricted stock are not presently expected to be part of the company’s executive compensation program. However, additional grants of restricted stock may occur in the future as warranted by changing competitive conditions.

The overall compensation packages are designed to set total compensation at levels comparable to total compensation paid to similarly positioned executives at peer companies selected and reviewed by the Committee. A key executive’s total compensation relative to the range paid by the peer companies depends upon the key executive’s experience, level and scope of responsibility within the company and individual performance. The chief executive officer and the officers reporting directly to the chief executive officer have employment agreements that establish base salary and bonus opportunities and that were entered into following arm’s length negotiations with the respective executive officers.

Compensation of the Chief Executive Officer

The chief executive officer’s compensation is based on the same compensation objectives and policies applicable to all key executives, and includes base salary, annual incentives, CIUs and stock option and restricted stock grants. In February 2001, Mr. Breslawsky joined Imagistics from Pitney Bowes, where he was President and Chief Operating Officer, to prepare the former Office Services division for its spin-off from Pitney Bowes. Mr. Breslawsky entered into an agreement with Pitney Bowes to become Chairman and CEO of the new entity, Imagistics. A new employment agreement, incorporating the terms of the agreement with Pitney Bowes, was entered into between Mr. Breslawsky and the company in January 2002. Mr. Breslawsky’s total compensation was reviewed by an outside consulting firm and found to be reasonable given his background and experience. Mr. Breslawsky’s employment agreement provides for salary of $825,000 and an annual bonus with a target amount of $577,500 and a maximum of $1,072,500 upon the achievement of certain targets along with a long-term incentive award with a target opportunity of $625,000 to a maximum of $1,250,000 if certain other targets are met. Mr. Breslawsky’s annual incentive payout for 2002 performance was $825,000. The payout was based on the company’s results from operations and for exceeding established financial and other performance goals. Mr. Breslawsky was also granted stock options in January 2002 to purchase 426,000 shares of company common stock and was granted 213,000 shares of restricted stock. These grants were made in accordance with the Committee’s decision to include grants advanced from 2003 and 2004 into 2002. This provided management with a significant immediate stake in the success of the company. No additional stock option or restricted stock grants are currently contemplated for 2003 or 2004. Mr. Breslawsky also received a grant of 625,000 units under the Imagistics Key Employee Incentive Plan (KEIP) with a target value of $625,000 and a maximum value of $1,250,000 if Imagistics meets certain performance targets for the three year period ending December 31, 2004.

Deductibility of Compensation Under Internal Revenue Code Section 162(m)

Publicly traded corporations generally are not permitted to deduct compensation in excess of $1 million paid to certain top executives unless the compensation qualifies for an exception as “performance-based compensation.” The company believes it has complied, and in the future generally intends to comply with the requirements for full deductibility wherever possible. The company will, however, weigh the benefits of compliance with Section 162(m) against the potential burdens of such compliance, and reserves the right to pay compensation that may not be fully deductible if it determines that it is in the company’s best interest to do so. In this regard, it is the company’s expectation that compensation under applicable incentive programs described herein will normally be performance-based compensation and thus qualify for deductibility under Section 162(m).

The Executive Compensation and Development Committee of the Board of Directors

T. Kevin Dunnigan, Chair

Thelma R. Albright

Ira D. Hall

Report of the Audit Committee

The Audit Committee functions pursuant to a charter that was approved by the Board of Directors on November 30, 2001 and amended by the Board of Directors on January 8, 2002. As set forth in the charter, the role of the Audit Committee is to oversee the company’s financial reporting process. The board of directors, in its business judgment, has determined that all members of the Audit Committee are “independent,” as required by applicable listing standards of the New York Stock Exchange.

Management of the company is responsible for the preparation, presentation and integrity of the company’s financial statements, the company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

In the performance of its oversight function, the Audit Committee has considered and discussed the audited financial statements with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as currently in effect. Finally, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as currently in effect, and written confirmations from management with respect to information technology consulting services relating to financial information systems design and implementation services provided by the auditors, has considered whether the provision of information technology consulting services relating to financial information systems design and implementation by the now-divested consulting division of the independent auditors, and other non-audit services by the independent auditors to the company is compatible with maintaining the auditor’s independence and has discussed with the auditors the auditors’ independence. In December 2002, the Audit Committee adopted procedures requiring the pre-approval by the Audit Committee of all audit and permissible non-audit services to be performed by the independent auditor.

Based upon the review of information received and discussions as described in this report, the Audit Committee recommended to the board that the audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2002 to be filed with the Securities and Exchange Commission.

The Audit Committee of the Board of Directors

Ira D. Hall, Chair

Thelma R. Albright

Craig R. Smith

James A. Thomas

Proposal 2:

Approval of Appointment of Imagistics’ Independent Accountants

The board of directors, in accordance with the recommendation of the Audit Committee, has selected PricewaterhouseCoopers LLP as our independent accountants for 2003, and directed that management submit the selection of independent accountants for ratification by stockholders at the annual meeting. PricewaterhouseCoopers LLP has audited our financial statements since we were spun-off from Pitney Bowes in 2001. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting and will have an opportunity to make a statement if he or she desires and will be available to respond to appropriate questions.

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent accountants is not required by our Bylaws or otherwise. However, the board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the board will reconsider whether or not to retain that firm. Even if the selection were ratified, the board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the board determines that such a change would be in the best interests of the company and its stockholders.

Audit Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the company’s annual financial statements for the fiscal year ended December 31, 2002 and for the reviews of the financial statements included in the company’s SEC filings for that fiscal year were $326,000.

Financial Information Systems Design and Implementation Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2002 were $8,301,000. These systems are components of the Enterprise Resource Planning (ERP) initiative. Effective as of October 1, 2002, PricewaterhouseCoopers LLP sold its PricewaterhouseCoopers Consulting division, including the engagement relating to the ERP initiative for which the above fees were paid, and no fees for ongoing information technology services relating to financial information systems design and implementation performed on or after that date are payable to PricewaterhouseCoopers LLP.

All Other Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for services rendered to the company, other than the services described above, for the fiscal year ended December 31, 2002, were $431,000. These services consisted of general information technology consulting and tax-related services. Of this amount, $349,000 was for general information technology consulting services performed by the PricewaterhouseCoopers Consulting division that was sold by PricewaterhouseCoopers LLP effective as of October 1, 2002.

The board of directors recommends that stockholders vote FOR the appointment of

PricewaterhouseCoopers LLP as the company’s independent accountants for 2003.

ADDITIONAL INFORMATION

Solicitation of Proxies

In addition to the use of the mails, proxies may be solicited by the directors, officers, and employees of the company without additional compensation in person, or by telephone, facsimile, email or otherwise. Arrangements may also be made with brokerage firms and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of Imagistics common stock held of record, and the company will reimburse such brokers, custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred. The cost of solicitation will be borne entirely by Imagistics.

Other Matters

Management knows of no other matters which may be presented for consideration at the meeting. However, if any other matters properly come before the meeting, it is the intention of the individuals named in the enclosed proxy to vote in accordance with their judgment.

By order of the board of directors.

Mark S. Flynn

Secretary

Appendix A

IMAGISTICS INTERNATIONAL INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

DIRECTION TO T. ROWE PRICE TRUST COMPANY, TRUSTEE

DIRECTION TO MERRILL LYNCH TRUST COMPANY, TRUSTEE

Annual Meeting of Stockholders—May 13, 2003

Marc C. Breslawsky and Ira D. Hall, or any of them, with power of substitution, are hereby appointed proxies of the undersigned to vote all common stock of Imagistics International Inc. owned by the undersigned at the annual meeting of stockholders to be held in Trumbull, Connecticut on May 13, 2003, including any continuation of the meeting caused by any adjournment, or any postponement of the meeting, upon such business as may properly come before the meeting, including the items as specified on the reverse side.

The undersigned, if a participant in the Imagistics International Inc. 401(k) Plan (the “Imagistics Plan”) and/or the Pitney Bowes Inc. Deferred Compensation Plan (the “PBI Plan”), directs T. Rowe Price Trust Company, Trustee and/or Merrill Lynch Trust Company, Trustee, as the case may be, to vote all Imagistics common stock allocated to his or her account, as indicated on the reverse side, at the annual meeting of stockholders to be held in Trumbull, Connecticut, on May 13, 2003, including any continuation of the meeting caused by any adjournment, or any postponement of the meeting, upon such business as may properly come before the meeting, including items as specified on the reverse side.

All shares of common stock registered in your name and/or held for your benefit in the plans described above are shown on this card. The shares represented hereby will be voted in accordance with the directions given by the stockholder. If a properly signed proxy is returned without choices marked, and if not otherwise directed, the shares represented by this proxy registered in your name will be voted FOR Items 1 and 2. If a properly signed direction card regarding Imagistics Plan shares is returned without choices marked, and if not otherwise directed, the shares represented by the voting direction card will be voted, with respect to Items 1 and 2, at the direction of the Imagistics employee benefits committee. If a properly signed direction card regarding PBI Plan shares is returned without choices marked, and if not otherwise directed, the shares represented by the voting direction card will be voted, with respect to Items 1 and 2, in the same proportion indicated by the voting instructions given by participants in the PBI Plan.

In their discretion, the Proxies and/or the Trustee(s), as the case may be, are authorized to vote upon such other business as may properly come before the meeting, including any continuation of the meeting caused by any adjournment, or any postponement of the meeting. Please mark, date and sign, and return promptly this proxy in the enclosed envelope, which requires no postage if mailed in the U.S.A., or vote via telephone or Internet as described below.

(Continued, and to be signed, on the other side)

FOLD AND DETACH HERE

IMAGISTICS INTERNATIONAL INC.

YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:

1.	Log on the Internet and go to the web site http://www.eproxyvote.com/igi
2.	Call toll free 1-877-PRX-VOTE (1-877-779-8683) from the U.S. and Canada on a Touch Tone telephone.
3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

FOLD AND DETACH HERE

BRING THIS ADMISSION TICKET

WITH YOU IF ATTENDING

THE MEETING

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of directors and FOR Item 2.

Directors Recommend a Vote FOR Items 1 and 2.

Item 1.	Election of Directors – Nominees:

01	Thelma R. Albright
02	Ira D. Hall

☐	FOR ALL NOMINEES

☐	WITHHELD FROM ALL NOMINEES

(Write a nominee’s name in the space provided below to withhold authority to vote for that individual nominee.)

Item 2.	Approval of Appointment of PricewaterhouseCoopers LLP as the Company’s Independent Accountants for 2003:

☐	FOR

☐	AGAINST

☐	ABSTAIN

SPECIAL ACTION.  Mark here if you plan to attend the annual meeting  ☐

Note:    Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature(s)                                 Date

FOLD AND DETACH HERE

IMAGISTICS INTERNATIONAL INC.

Dear Stockholder:

Imagistics International Inc. encourages you to take advantage of new and convenient ways by which you can vote your shares. You can vote your shares electronically through the Internet or the telephone. This eliminates the need to return the proxy card.

To vote your shares electronically you must use the control number printed in the box above, just below the perforation. The series of numbers that appear in the box above must be used to access the system.

1.	To vote over the Internet:

•	Log on to the Internet and go to the web site http://www.eproxyvote.com/igi

2.	To vote over the telephone 24 hours a day, 7 days a week:

•	On a touch-tone telephone call 1-877-PRX-VOTE (1-877-779-8683) from the U.S. and Canada.

Your telephone or Internet vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card. If you choose to vote your shares via telephone or Internet, there is no need for you to mail back your proxy card.

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

FOLD AND DETACH HERE

(Bring this ticket with you if attending the meeting)

ADMISSION TICKET

Annual Meeting of Stockholders

of Imagistics International Inc.

Tuesday, May 13, 2003

9:00 a.m. local time

Trumbull Marriott Hotel

180 Hawley Lane

Trumbull, Connecticut